CERTIFICATE OF AMENDMENT OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                             BIG CITY BAGELS, INC.

                         Pursuant to Section 805 of the
                        New York Business Corporation Law


         We, the undersigned, being, respectively, the Chairman of the Board and Assistant Secretary of Big City Bagels, Inc. ("Corporation"), a corporation organized and existing under the Business Corporation Law of the State of New York hereby certify:

         1.  The name of the Corporation is Big City Bagels, Inc.

         2. The Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on December 14, 1992.

         3. Article FOURTH of the Certificate of Incorporation of the Corporation relating to the number of shares the Corporation is authorized to issue is hereby amended by the addition of a provision stating the number, designation, relative rights, preferences and limitations of a series of Preferred Stock, par value $.001 per share, to be designated Class B Preferred Stock. Accordingly, Article FOURTH is hereby amended by the addition of a new subsection, subsection (d), to read as follows:

         (d)  Class B Preferred Stock

               (i) Designations and Amount. 564,562 shares of the Preferred Stock of the Corporation, par value $ .001 per share, shall constitute a class of Preferred Stock designated as "Class B Preferred Stock" ("Class B Preferred Stock").

               (ii)Liquidation Rights. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up at any time when any of the Class B Preferred Stock shall be outstanding, the assets of the Corporation legally available for distribution shall be distributed ratably to the holders of Class B Preferred Stock (on the basis of the number of full shares of Common Stock into which such shares are then convertible pursuant to Section(d)(v)(B) hereof) and the holders of Common Stock.

               (iii)Dividends. No dividend or distribution in cash or other property on the Corporations Common Stock shall be declared or paid or set apart for payment, unless, at the same time, an equivalent dividend or distribution is declared or paid or set apart, as the case may be, on the Class B Preferred Stock and payable on the same date, at the rate per share of Class B Preferred Stock based upon the shares of Common Stock that a holder of such Class B Preferred Stock would be entitled to receive if such holder had converted such Class B Preferred Stock into Common Stock as provided in Section(d)(v) hereof immediately prior to the record date for such dividend or distribution on the Common Stock.


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               (iv)Voting Rights. Except as otherwise provided herein or by law, the holders of Class B Preferred Stock shall, by virtue of their ownership thereof, be entitled to cast the number of votes per share thereof on each matter submitted to the Corporations shareholders for voting as is equal to the number of full shares of Common Stock into which such share is then convertible pursuant to Section(d)(v)(B) hereof assuming for this purpose that the Corporation is then authorized to issue a sufficient number of shares of Common Stock to effect a conversion of all outstanding Class B Preferred Stock. Such votes shall be cast together with those cast by the holders of Common Stock as one class except as otherwise provided herein or by law. The Class B Preferred Stock shall not have cumulative voting rights

               (v) Conversion of Class B Preferred Stock.

                    (A) For the purposes of conversion, the Class B Preferred Stock shall be valued at $138.00 per share (Value), and, if converted, the Class B Preferred Stock, together with the accrued and unpaid cash dividends thereon to the date of conversion, shall be converted into Common Stock (the Conversion Stock) at the conversion price (Conversion Price) of $1.00 per share of Conversion Stock, subject to adjustment pursuant to the provisions of this Section
                    (d)(v).

                    (B) The holders of Class B Preferred Stock shall have the right, at their option, to convert such shares into Conversion Stock at any time that the Corporation has authorized but unissued a sufficient number of shares of Common Stock. Each holder of Class B Preferred Stock who desires to convert its Class B Preferred Stock into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Class B Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for that number of whole shares of Common Stock as shall be computed by dividing (1)the product of the aggregate number of Class B Preferred Stock so surrendered and the sum of the Value and the accrued and unpaid cash dividends with respect to such Class B Preferred Stock by (2)the Conversion Price for such shares of Class B Preferred Stock in effect at the date of such surrender. In the event of any exercise of the conversion right of the Class B Preferred Stock granted herein (i)stock certificates for the shares of Common Stock purchased by virtue of such exercise shall be delivered to such holder forthwith, and unless the Class B Preferred Stock has been fully converted, a new Class B Preferred Stock certificate, representing the Class B Preferred Stock not so converted, shall also be delivered to such holder forthwith, and (ii)stock certificates for the shares of Common Stock so purchased shall be dated the date of surrender of the Class B Preferred Stock certificate converted into such shares, and the holder making such surrender shall be deemed for all purposes to be the holder of the shares of Common Stock so purchased as of the date of such surrender.

                    (C)  Subject to the adjustment provided in Section (d)(v)(D)

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                    below, all shares of Common Stock which may be issued upon conversion of Class B Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof.

                    (D In the event the Corporation shall, at any time or from time to time while any of the shares of Class B Preferred Stock are outstanding, (i) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock, (ii) subdivide or split its outstanding shares of Common Stock into a larger number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the corporation or otherwise, the Conversion Price shall be adjusted by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event, and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of shareholders entitled to receive such dividend or distribution in the case of a dividend or distribution, and shall become effective immediately after the effective date in case of a subdivision, split, combination or reclassification; and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend.

                    (E)   Any notice required by the provisions of this Section
                    (v) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile,
                    (iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) business days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Corporation at its principle office and to each holder of record at the address of such holder appearing on the books of the Corporation.

                    (F) The Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of the Class B Preferred Stock or payment of any dividends. If any fractions of a share would, but for this section (vi)(F), be issuable upon any conversion of Class B Preferred Stock or payment of the Class B Preferred Stock, in lieu of such fractional share the Company shall round up or down to the nearest whole number of shares.

                    (G) In order that the Corporation may issue shares of Common Stock upon conversion of shares of the Class B Preferred Stock and payment of any preferred dividends, the Corporation will endeavor to comply with all applicable Federal and state securities laws and will endeavor to list such shares of Common Stock to be issued upon conversion on each securities exchange on which Common Stock is listed at the time of conversion and endeavor to maintain such listing for such period of time as either the Class B Preferred Stock or Common Stock underlying such Class B Preferred Stock remains outstanding.


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                    (H)  If any of the following shall occur: (i) any
                    reclassification, subdivision combination or change of outstanding shares of Common Stock issuable upon conversion of shares of the Class B Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or (ii) any consolidation or merger of the Corporation with or into another corporation which does not constitute a liquidation under Section
                    (d)(ii), then in addition to all of the rights granted to the holders of the Class B Preferred Stock as designated herein, the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation or merger ("Corporate Change"), provide in its certificate of incorporation or other charter document that each share of the Class B Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such Corporate Change by a holder of the number of shares of Common Stock deliverable upon conversion of such share of the Class B Preferred Stock and the payment of the Preferred Dividend thereon immediately prior to the Corporate Change. If, in the case of any such Corporate Change, the stock or other securities and property (including cash) receivable thereupon by a holder of Common Stock includes shares of capital stock or other securities and property of a corporation other than the corporation which is the successor of the Corporation in such Corporate Change, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Class B Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this section (vi)(H) shall similarly apply to successive reclassifications, changes, consolidations or mergers.

                    (I) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section
                    (v)(I) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class B Preferred Stock against impairment.

         4. This Amendment has been adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by Article FOURTH of the Certificate of Incorporation of the Corporation and
Section 502 of the New York Business Corporation Law.

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         IN WITNESS WHEREOF, the undersigned have executed this Certificate this
___ day of ___________, 1999, and affirm the statements contained herein are true under penalties of perjury.


BIG CITY BAGELS, INC.


By:  _______________________
Name:  Mark Weinreb
Title:  Chairman and Chief Executive Officer



By:  ______________________
Name:  Nelson Braff
Title: Secretary